UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2015

ITC HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 001-32576

Michigan (State of Incorporation)	32-0058047 (IRS Employer Identification No.)

27175 Energy Way, Novi, Michigan 48377
(Address of principal executive offices) (zip code)

(248) 946-3000

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of Bonuses

On January 22, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of ITC Holdings Corp. (the “Company”) approved payment of discretionary cash bonuses to substantially all of the Company’s employees, including certain of its “named executive officers,” as defined in the Company’s most recent annual meeting proxy statement and who remain employed by the Company (“NEOs”), in connection with the Kansas V-Plan project and Phase II of the KETA project being placed into service.  The estimated amounts of the cash bonuses payable to the NEOs are set forth in the table below.

Name	Title	Bonus
Linda H. Blair	Executive Vice President and Chief Business Officer	$222,054
Jon E. Jipping	Executive Vice President and Chief Operating Officer	$181,549
Daniel J. Oginsky	Executive Vice President and General Counsel	$152,978

The final bonus amounts for the NEOs will be determined immediately prior to the time of payment by dividing the discretionary bonus pool proportionately among the recipients employed as of the payment date based upon the NEO’s respective share of the 2015 annual corporate performance bonus pool. Final bonus amounts for the NEOs will be disclosed in the Company’s 2016 annual meeting proxy statement.

Also on January 22, 2015, the Committee adjusted the targeted Earnings Before Interest and Taxes (EBIT) plus Allowance for Funds Used During Construction (AFUDC) performance measure of the 2014 corporate bonus plan adopted pursuant to the Company’s Second Amended and Restated 2006 Long Term Incentive Plan. The Committee adjusted the EBIT plus AFUDC performance measure to take into account management’s achievement of lower than budgeted debt financing costs at the Company’s regulated operating subsidiaries for debt financings executed during 2014, which will result in lower transmission rates for customers. The adjustment to the EBIT plus AFUDC performance target resulted in the Company’s NEOs achieving 115% of their targeted bonus amounts rather than 110% without such adjustment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 28, 2015

ITC HOLDINGS CORP.

By:	/s/ Daniel J. Oginsky
Daniel J. Oginsky
Its:	Executive Vice President and General Counsel